Exhibit 21.0

List of Subsidiaries

Registrant: BV Financial, Inc.

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation
Bay-Vanguard Federal Savings Bank	100%	United States

Bay-Vanguard Federal Savings Bank

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation
Housing Recovery Corporation	100%	Maryland